Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 7, 2003, except for Note 15 as to which the date is March 28, 2003, relating to the financial statements of DOV Pharmaceutical, Inc., which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
Florham Park, NJ
July 25, 2003